SCHEDULE 14A
                        (Rule 14a-101)
           INFORMATION REQUIRED IN PROXY STATEMENT
                    SCHEDULE 14A INFORMATION
      Proxy Statement Pursuant to Section 14(a) of the Securities
               Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                             Commission Only (as Permit-
                                             ted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       OUTBACK STEAKHOUSE, INC.
             (Name of Registrant as Specified in its Charter)

  (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act.
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[ ]   Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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

(LOGO)


                       OUTBACK STEAKHOUSE, INC.

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON APRIL 27, 2000



  Notice is hereby given that the Annual Meeting of Stockholders of OUTBACK STEAKHOUSE, INC. (the "Company") will be held at the Tampa Bay
Performing Arts Center Playhouse, 1010 MacInnes Place North, Tampa,
Florida 33602, on Thursday, April 27, 2000 at 10:00 A.M., Tampa time, for the following purposes:

   1. To elect four directors, each to serve for a term of three years and until his or her successor is duly elected and qualified; and

   2. To transact such other business as may properly come before the meeting.

   Only stockholders of record at the close of business on March 2, 2000 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

                                    By Order of the Board of Directors



March 28, 2000                      JOSEPH J. KADOW
                                    Secretary

Stockholders who are unable to attend the meeting in person are urged to complete, date and sign the enclosed proxy and return it in the enclosed postage-paid envelope.


                            OUTBACK STEAKHOUSE, INC.
                       ------------------------
                           PROXY STATEMENT

   This statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of OUTBACK STEAKHOUSE, INC., a Delaware corporation (the "Company"), to be held on Thursday, April 27, 2000 at 10:00 A.M., Tampa time, at the Tampa Bay Performing Arts Center Playhouse,
1010 MacInnes Place North, Tampa, Florida 33602, and at any adjournment or postponement of the meeting. The Notice of Annual Meeting, this statement and the accompanying proxy, together with the Company's Annual Report to Stockholders for the year ended December 31, 1999 are first being sent to stockholders on or about March 28, 2000.

   The close of business on March 2, 2000 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. At that date, the Company had outstanding 77,638,739 shares of Common Stock, $.01 par value ("Common Stock"), each of which will be entitled to one vote.

                        ELECTION OF DIRECTORS

  The Board of Directors (the "Board") has fixed the number of directors of the Company, pursuant to the Company's Bylaws, at thirteen. The thirteen directors are divided into two classes of four directors each and one class of five directors. At the meeting, the stockholders will vote on the election of the four nominees named below, each to serve for a term of three years and until his or her successor is duly elected and qualified. A plurality of the shares of Common Stock present in person or represented by proxy at the meeting is required for the election of directors. Consequently, the four nominees who receive the greatest number of votes will be elected as directors of the Company. Common Stock represented by proxies, unless otherwise specified, will be voted for the election of the four nominees named below.

  The following information identifies the persons nominated for election as a director and each director of the Company whose term of office will continue after the meeting.

                  Nominees for Election at the Annual Meeting
                                                           Director   Term
                       Name                          Age     Since   Expires
                       ----                          ---   --------  -------
Debbi Fields-Rose. . . . . . . . . . . . . . . .     43      1996    2003
Edward L. Flom . . . . . . . . . . . . . . . . .     70      1991    2003
Robert S. Merritt. . . . . . . . . . . . . . . .     48      1992    2003
Chris T. Sullivan. . . . . . . . . . . . . . . .     52      1991    2003

Debbi Fields-Rose  Founder of Mrs. Fields, Inc., an international franchisor and operator of retail dessert stores, serving as Chairman of the Board from 1992 to 1996.

      Edward L. Flom     Retired; until 1993, Chairman and Chief Executive
                   Officer of Florida Steel Corporation, a steel
                   manufacturer and fabricator. Mr. Flom also serves as a
                   director of Teco Energy, Inc., a retail electric
                   service company.

Robert S. Merritt  Senior Vice President-Finance, Chief Financial Officer
                   and Treasurer of the Company since 1991.

Chris T. Sullivan  Founder, Chairman and Chief Executive Officer of the
                   Company since its formation in 1991. Mr. Sullivan also serves as a director and audit committee member of Mannatech, Incorporated, which develops and sells proprietary nutritional supplements and topical products.

       Directors Whose Terms Will Continue After the Annual Meeting
                                                           Director  Term
                       Name                          Age     Since  Expires
                       ----                          ---   -------- -------
Paul E. Avery. . . . . . . . . . . . . . . . . .     40      1998    2001
Robert D. Basham.. . . . . . . . . . . . . . . .     52      1991    2002
John A. Brabson, Jr. . . . . . . . . . . . . . .     59      1992    2001
Charles H. Bridges . . . . . . . . . . . . . . .     69      1992    2001
W. R. Carey, Jr. . . . . . . . . . . . . . . . .     52      1992    2002
J. Timothy Gannon. . . . . . . . . . . . . . . .     51      1991    2001
Nancy Schneid. . . . . . . . . . . . . . . . . .     41      1995    2002
Lee Roy Selmon . . . . . . . . . . . . . . . . .     45      1994    2001
Toby S. Wilt . . . . . . . . . . . . . . . . . .     55      1997    2002

Paul E. Avery.     President of Outback Steakhouse of Florida, Inc.
                   ("OSF"), the Company's predecessor and wholly owned
                   subsidiary, since April 1997. From 1993 to 1997, Mr.
                   Avery served as Senior Vice President of OSF.

Robert D. Basham   Founder, President and Chief Operating Officer of the
                   Company since its formation in 1991.

John A. Brabson, Jr. President of Brabson Investments, Inc., since January,
                   2000. From 1996 to January, 2000, Mr. Brabson served as Chairman of the Board of Lykes Bros. Inc., a privately owned holding company. From 1989 to 1996, Mr. Brabson served as Chairman, Chief Executive
                   Officer and President of Peoples Gas System, Inc., a gas service utility company.

Charles H. Bridges Vice President, Treasurer and director of Matilda
                   Management Company, a private restaurant management company and a franchisee of the Company that owns
                   Outback Steakhouse(R) restaurants in northern California.

      W. R. Carey, Jr.   President and Founder of Corporate Resource
                   Development, a sales and marketing consulting and
                   training firm since 1981. Mr. Carey also serves as a
                   director of Romac International, Inc. and
                   Crosswalk.com, Inc.

J. Timothy Gannon  Founder and Senior Vice President of the Company since its formation in 1991.

Nancy Schneid      Vice President-Marketing of OSF since 1991.

Lee Roy Selmon     Associate Athletic Director for External Affairs,
                   University of South Florida since 1993.

Toby S. Wilt       Chairman of Christie Cookie Company since 1989, and
                   President of TSW Investment Company since 1987.

  The Board held four regular meetings and two special meetings in 1999. Mr.
Carey did not attend two Board meetings. The Board has an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee.

  The members of the Audit Committee are Messrs. Brabson, Carey, and Wilt and
Mrs. Fields-Rose. Mr. Carey serves as Chairman of the Audit Committee. The
Audit Committee held two meetings during 1999. The Audit Committee is responsible for reviewing the audit plans of the Company's independent auditors, evaluating the adequacy of and monitoring compliance with the Company's accounting policies and reviewing the Company's annual financial statements.

  The members of the Compensation Committee are Messrs. Bridges, Flom and
Selmon. Mr. Selmon serves as Chairman of the Compensation Committee. The
Compensation Committee held three meetings during 1999. The Compensation
Committee is responsible for establishing the compensation of executive officers, and benefits provided under the Company's Amended and Restated Stock
Option Plan.



             SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table describes the beneficial ownership of the Company's
Common Stock as of March 2, 2000 (except as noted) by each person known to the Company to beneficially own more than five percent of the Company's Common
Stock, each director, each nominee for election as a director, each executive officer, and all executive officers and directors as a group.

                                      Amount       Percent
                                   Beneficially      of
Name of Beneficial Owner              Owned <F1>    Class
------------------------           -------------   ---------
Chris T. Sullivan<F2><F3>          11,586,459     14.92%
Robert D. Basham<F2><F4>           11,420,590     14.71%
J. Timothy Gannon<F2><F5>          11,197,737     14.42%
Robert S. Merritt<F6>                 256,590     *
Paul E. Avery<F7>                     346,830     *
Joseph J. Kadow<F8>                    88,000     *
John A. Brabson, Jr.<F9>               40,675     *
Charles H. Bridges<F10>                     0     *
W. R. Carey, Jr.<F11>                  45,000     *
Debbi Fields-Rose<F12>                 45,000     *
Edward L. Flom<F13>                   129,328     *
Nancy Schneid<F14>                    147,876     *
Lee Roy Selmon<F15>                    45,000     *
Toby S. Wilt<F16>                      60,000     *
Multi-Venture Partners, Ltd.<F2>   11,197,737     14.42%
T. Rowe Price Associates, Inc.<F17> 5,450,450      7.02%
FMR Corp. <F18>                     7,754,900      9.99%

All directors and executive
  officers as a group (14 persons) 13,013,611     16.76%
________________________
*Less than one percent.

<F1> The named stockholders have sole voting and dispositive power with respect to all shares shown as being beneficially owned by them, except as otherwise indicated.

<F2> Multi-Venture Partners, Ltd. ("MVP") is an investment partnership formed by Chris T. Sullivan, Robert D. Basham and J. Timothy Gannon. Messrs.
     Sullivan, Basham and Gannon are the only limited partners in MVP and are the only members of MVP's sole general partner, SBG Investments, L.L.C.
     ("SBG"), a limited liability company. The management of MVP is controlled by SBG, which owns a .6559% general partnership interest in MVP.
     Mr. Sullivan owns a 27.4877% limited partner interest in MVP and 40% of the member interests in SBG; Mr. Basham owns a 49.5249% limited partner interest in MVP and 40% of the member interests in SBG; and Mr. Gannon owns a 22.3314% limited partner interest in MVP and 20% of the member interests in SBG.

      <F3> Consists of (i) 11,197,737 shares owned by MVP; (ii) 346,938 shares owned by Sullivan Family Investments, Ltd., a family limited partnership of which Mr. Sullivan serves as general partner; and (iii) 2,568 shares owned by Mr. Sullivan's children for whom Mr. Sullivan serves as custodian.
     Mr. Sullivan shares voting and dispositive power with respect to Common
     Stock owned by MVP.

<F4> Includes 11,197,737 shares owned by MVP. Mr. Basham shares voting and dispositive power with respect to Common Stock owned by MVP.

<F5> Consists of 11,197,737 shares owned by MVP. Mr. Gannon shares voting and dispositive power with respect to Common Stock owned by MVP.

<F6> Consists of 112,500 shares underlying stock options that Mr. Merritt has the right to acquire at exercise price of $17.59 per share. Does not include 750,000 shares underlying stock options that are not exercisable within 60 days of March 2, 2000.

<F7> Consists of 112,500, 150,000, and 60,000 shares underlying stock options that Mr. Avery has the right to acquire at exercise prices of $14.33, $17.67 and $15.00 per share, respectively. Does not include 90,000 shares underlying stock options that are not exercisable within 60 days of March
     2, 2000.

<F8> Consists of 70,000 and 18,000 shares underlying stock options that
     Mr. Kadow has the right to acquire at exercise prices of $16.11 and $15.00 per share, respectively. Does not include 177,000 shares underlying stock options that are not exercisable within 60 days of March 2, 2000.

<F9> Consists of (i) 15,003 shares underlying stock options that Mr. Brabson has the right to acquire at an exercise price of $6.67 per share; and (ii)
     1,500 shares owned by The John A. Brabson, Jr. Money Purchase Pension Plan f/b/o John A. Brabson, Jr. Does not include shares deferred under the Directors' Deferred Compensation and Stock Plan.

<F10>Does not include shares deferred under the Directors' Deferred
     Compensation and Stock Plan.

<F11>Consists of 45,000 shares underlying stock options that Mr. Carey has the right to acquire at an exercise price of $10.67 per share. Does not include shares deferred under the Directors' Deferred Compensation and Stock Plan.

<F12>Consists of 45,000 shares underlying stock options that Mrs. Fields-Rose has the right to acquire at an exercise price of $21.00 per share. Does not include shares deferred under the Directors' Deferred Compensation and Stock Plan.

<F13>Consists of 129,328 shares held by the Edward Leonard Flom Revocable
     Trust of which Mr. Flom is the grantor and sole trustee. Does not include shares deferred under the Directors' Deferred Compensation and Stock Plan.

<F14>Consists of 89,250, 30,000 and 12,000 shares underlying stock options that Ms. Schneid has the right to acquire at exercise prices of $.75, $17.47 and $15.00 per share, respectively. Does not include 93,000 shares underlying stock options that are not exercisable within 60 days of March
     2, 2000.
      <F15>Consists of 45,000 shares underlying stock options that Mr. Selmon has the right to acquire at an exercise price of $17.50 per share. Does not include shares deferred under the Directors' Deferred Compensation and Stock Plan.

<F16>Includes 30,000 shares underlying stock options that Mr. Wilt has the right to acquire at an exercise price of $15.00 per share. Does not include 15,000 shares underlying stock options that are not exercisable within 60 days of March 2, 2000. Does not include shares deferred under the Directors' Deferred Compensation and Stock Plan.

<F17>Based on a Schedule 13G filed by T. Rowe Price Associates, Inc., a
     Maryland corporation ("T. Rowe Price") with the Securities and Exchange
     Commission ("SEC") on February 8, 2000, reflecting beneficial ownership as of December 31, 1999. These shares are owned by various individual and institutional investors for which T. Rowe Price serves as investment adviser with power to direct investments. T. Rowe Price has sole power to vote 556,300 of the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934 ("Exchange Act"), T. Rowe Price is deemed to be a beneficial owner of such shares; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such shares.

<F18>Based on a Schedule 13G filed by FMR Corp., a Massachusetts corporation, with the SEC on February 14, 2000, reflecting beneficial ownership as of December 31, 1999. Includes (i) 7,754,900 shares beneficially owned by
     Fidelity Management & Research Company ("Fidelity"), (ii) 377,047 shares beneficially owned by Fidelity Management Trust Company ("FMTC") and (iii)
     427,410 shares beneficially owned by Fidelity International Limited
     ("International"). Fidelity is the beneficial owner of shares as a result of acting as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940 ("Fidelity Funds").
     International is the beneficial owner of shares as a result of providing investment advisory and management services to a number of non-U.S.
     investment companies (the "International Funds"). Edward C. Johnson, III,
     Chairman of FMR Corp., FMR Corp., through its control of Fidelity, and the Fidelity Funds, each have sole power to dispose of the 7,754,900 shares owned by the Fidelity Funds. Neither FMR Corp. nor Edward C. Johnson, III has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Fidelity
     Funds' Boards of Trustees. FMTC is the beneficial owner of shares as a result of its serving as investment manager for institutional accounts of a bank as defined in Section 3(a)(6) of the Exchange Act. Edward C.
     Johnson, III and FMR Corp., through its control of FMTC, each has sole dispositive power over 377,047 shares and sole power to vote or direct the voting of 377,047 shares owned by the institutional accounts.
     International has the sole power to vote and the sole power to dispose of 427,410 shares. Edward C. Johnson, III owns 12.0% and Abigail P. Johnson owns 24.5% of the outstanding voting common stock of FMR Corp. Strategic
     Advisers, Inc. ("Strategic") is an investment adviser registered under
     Section 203 of the Investment Company Act and is beneficial owner of its shares as a result of providing investment advisory services to individuals. Strategic does not have sole power to vote or direct the voting of the shares. Fidelity, FMTC and Strategic are wholly-owned subsidiaries of FMR Corp.

  The mailing address of the Company and of Messrs. Sullivan, Basham and
Gannon is 2202 North West Shore Boulevard, 5th Floor, Tampa, Florida 33607.
The address of MVP and SBG is 3111 South Valley View, Suite A-219, Las Vegas,
Nevada 89102. The address of T. Rowe Price is 100 East Pratt Street,
Baltimore, Maryland 21202. The address of FMR Corp. is 82 Devonshire Street,
Boston, Massachusetts 02109.
                               EXECUTIVE COMPENSATION

  The following table describes the compensation earned by the Company and its subsidiaries to the Chief Executive Officer and the Company's four other most highly compensated executive officers:


                       Summary Compensation Table

                                    Annual Compensation                   Long-Term Compensation
                                                                           Awards         Payouts
                                                                               Securities
                                                              Other              Under-
                                                             Annual  Restricted  lying            All Other
                                                             Compen-   Stock    Options/   LTIP   Compen-
                                         Salary    Bonus     sation   Award(s)   SARs     Payouts  sation
Name and Principal Position      Year      ($)     ($)<F1>     ($)       ($)      (#)      ($)       ($)
Chris T. Sullivan                1999    $430,500  $363,147                                        8,956<F2>
  Chairman and Chief             1998    $410,000  $      0
  Executive Officer              1997    $400,000  $      0

Robert D. Basham                 1999    $430,500  $363,147                                        8,761<F2>
   President and Chief           1998    $410,000  $      0
   Operating Officer             1997    $400,000  $      0

J. Timothy Gannon                1999    $320,250  $270,147                                        9,709<F2>
  Senior Vice President          1998    $305,000  $      0
                                 1997    $290,000  $      0

Paul E. Avery                    1999    $420,000  $695,006                                        2,304<F2>
  President of OSF               1998    $400,000  $651,273
                                 1997    $200,000  $379,213                     150,000

Nancy Schneid                    1999    $300,000  $  56,250                     75,000
  Vice President-Marketing       1998    $198,957  $  98,608
  of OSF                         1997    $168,000  $  13,608                     30,000

<F1> Messrs. Sullivan, Basham, and Gannon each received an annual cash award based upon the Company meeting or exceeding specific targets for earnings.
  Bonus amounts paid in 1998 and 1999 to Ms. Schneid represent amounts paid under the Company's Corporate Employee Bonus Plan and a discretionary bonus. Bonus amounts paid in 1997-1999 to Mr. Avery represent amounts paid under the quarterly bonus plan established for him by the Compensation
  Committee and the Company's Corporate Employee Bonus Plan. See "Executive
  Compensation-Report by the Compensation Committee on Executive
  Compensation-Cash Incentives" for a discussion of these plans.

<F2> Reflects the present value of the economic benefit for 1999 of the portion of the premium paid by the Company during 1999 with respect to the split-dollar life insurance agreement for the named individual (see "Employee
  Agreements" below for a description of such agreements), based on the time period between the date on which the premium was paid by the Company and December 31, 1999 which, as of November 7, 2000 is the earliest date on which the Company could terminate the agreement and receive a refund, without interest, of the premium it paid. Under the split-dollar life insurance agreement, the Company was obligated to pay the premium for the split-dollar policy for only one year, and may pay the premiums annually for ten
        years, ending in November 7, 2009. The Company paid only the premium on a related "key man" policy of which the Company is a beneficiary, resulting in the substantial reduction in the total premium payment.

              OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                    % of
                                    Total                                     Potential Realizable Value at
                 Number of          Options/SARs                              Assumed Annual Rates of
                 Shares Underlying  Granted to     Exercise                   Stock Price appreciation
                 Options/SARs       Employees in   or Base Price  Expiration  for Option Term
Name             Granted            Fiscal Year    ($/Sh)         Date        5%              10%

Nancy Schneid <F1> 75,000           2.14%          $24.8750       01/27/2009  $1,173,282   $2,973,325
------------

Messrs. Sullivan, Basham, Gannon and Avery did not receive option grants during 1999.

<F1>Exercisable as follows: (a) 15,000 shares on or after January 27, 2002;
    (b) 15,000 shares on or after January 27, 2003; and (c) 45,000 shares on or after January 27, 2004.

        Aggregated Option/SAR Exercises in Last Fiscal Year
              and FY-End Options/SAR Value Table
                                                       Number of
                                                       Securities                   Value of
                                                       Underlying                  Unexercised
                                                      Unexercised                 In-the-Money
                                                      Options/SARs               Options/SARs at
                   Shares Acquired Value              at FY-End (#)              FY-End ($)*
Name               on Exercise     Realized ($) Exercisable  Unexercisable  Exercisable  Unexercisable
Nancy Schneid <F1>  13,500        $  415,676    125,250     99,000         $2,582,390   $  354,562
Paul E. Avery<F2>  114,330        $3,408,986    202,500    210,000         $2,155,331   $2,082,825
_______________________
*Based on the average high and low sales prices of the Company's Common Stock on December 31, 1999 as quoted on the Nasdaq National Market System.

<F1>Of the 224,250 stock options held by Ms. Schneid as of December 31, 1999,
    (i) 89,250 were granted in May 1991, expire on May 3, 2001, and were exercisable in full as of December 31, 1999 at an exercise price of $0.75 per share, (ii) 30,000 were granted on July 1, 1994, expire on July 1, 2004, and were exercisable in full as of December 31, 1999 at an exercise price of $17.47 per share, (iii) 30,000 were granted on July 23, 1997, expire on July 23, 2007, and are exercisable as follows at an exercise price of $15.00 per share: (a) 6,000 shares on or after January 1, 1999,
    (b) 6,000 shares on or after January 1, 2000, and (c) 18,000 shares on or after January 1, 2001, and (iv) 75,000 were granted on January 27, 1999, expire on January 27, 2009, and are exercisable as follows at an exercise price of $24.8750 per share: (a) 15,000 shares on or after January 27, 2002, (b) 15,000 shares on or after January 27, 2003, and (c) 45,000 shares on or after January 27, 2004.

      <F2>Of the 412,500 stock options held by Mr. Avery as of December 31, 1999,
    (i) 112,500 were granted in September 1993, expire on September 1, 2003, and were exercisable in full as of December 31, 1999 at an exercise price of $14.33 per share; (ii) 150,000 were granted on January 25, 1995, expire on January 25, 2005, and are exercisable as follows at an exercise price of $17.67 per share: (a) 30,000 shares on or after January 1, 1998, (b)
    30,000 shares on or after January 1, 1999, and (c) 90,000 shares on or after January 1, 2000; and (iii) 150,000 were granted on July 23, 1997, expire on July 23, 2007, and are exercisable as follows at an exercise price of $15.00 per share: (a) 30,000 shares on or after January 1, 1999,
    (b) 30,000 shares on or after January 1, 2000, and (c) 90,000 shares on or after January 1, 2001.

                        Report by the Compensation Committee
                            on Executive Compensation

  The Company's executive compensation program is administered by the Compensation Committee of the Board, which has responsibility for all aspects of the compensation program for the executive officers of the Company. A component of overall compensation is the granting of stock options. The
Compensation Committee consists of three directors whose names are listed at the end of this report, each of whom is a Non-Employee Director within the meaning of Rule 16b-3 under the Exchange Act.

  The Compensation Committee's primary objective with respect to executive compensation is to establish programs that attract and retain key managers and align their compensation with the Company's overall business strategies, values, and performance. To this end, the Compensation Committee established and the Board endorsed an executive compensation philosophy for 1999 that included the following considerations:

    * a "pay-for-performance" feature that differentiates compensation results based upon the Company's annual financial performance;

    * stock incentives, in certain cases, as a component of total compensation to closely align the interests of the Company's executives with the long-term interests of stockholders that facilitates retention of talented executives and encourages Company stock ownership and capital accumulation; and

    * emphasis on total compensation versus cash compensation, under which base salaries are generally set somewhat lower than competitive levels but that motivates and rewards Company executives with total compensation
(including incentive programs) at or above competitive levels, if the financial performance of the Company meets or exceeds goals established for the year.

  For 1999, the Company's executive compensation program was comprised of the following primary components: (a) base salaries; (b) cash incentive opportunities; and (c) long-term incentive opportunities in the form of stock options. Each primary component of pay is discussed below.

  Base Salaries. The Compensation Committee generally attempts to set base salaries of executive officers at levels that are below "market" rates, as determined from information gathered by the Company from companies that are similar in size and in the same industry group as the Company and that were used by Dow Jones in compiling the Entertainment and Leisure-Restaurants
Index. Base salaries are subject to annual review and adjustment on the basis of individual and Company performance, level of responsibility, individual experience, and competitive, inflationary, and internal equity considerations.
The base salary of Chris T. Sullivan, the Company's Chief Executive Officer,
was increased from 1998 to 1999 from $410,000 to $430,500 based on such
      factors as the Company's profitability, cash flow and capital spending for the prior fiscal year, the aggregate number of new Outback Steakhouse(R)
restaurants and new Carrabba's Italian Grill(R) restaurants opened during the prior fiscal year, increases in percentage of same store sales versus budget forecasts, and subjective considerations such as overall employee morale, succession planning, general personnel problems, and the Company's competitive position. The Compensation Committee believes that the executive salaries established by the Compensation Committee, including the salary paid to
Mr. Sullivan, the Company's Chief Executive Officer, are less than the range of salaries paid by the companies surveyed.

  Cash Incentives. In 1999, Company executives were eligible to receive quarterly and/or annual cash bonus awards to focus attention on achieving key goals pursuant to the following bonus plans that are designed to provide competitive incentive pay only in the event such objectives are met or exceeded.

    Annual Cash Incentives for Messrs. Sullivan, Basham, and Gannon. Messrs.
Sullivan, Basham and Gannon were eligible to receive annual cash bonus awards based upon the Company meeting or exceeding specific targets for earnings as reflected in the Company's financial plan submitted by management and approved by the Compensation Committee and the Board based on a variety of factors. In the event the Company met or exceeded the after-tax earnings portion of the Company's financial plan for the year, in 1999 Messrs. Sullivan, Basham and Gannon would earn a bonus of 25% of each executive's base salary. Also, in such event, the Compensation Committee would establish a bonus pool equal to 25% of the difference between the actual after-tax earnings and the financial plan target, less the aggregate annual bonus amounts previously paid to Messrs. Sullivan, Basham, Gannon, and Merritt, and would award this sum to Messrs. Sullivan, Basham, Gannon, and Merritt, pro rata, based on their respective base salaries.

    Annual Cash Incentives for Mr. Avery and Ms. Schneid. All executive officers other than Messrs. Sullivan, Basham and Gannon participate in the Company's Corporate Employee Bonus Plan, which provides for a bonus based upon the percentage that the after-tax earnings of the Company meets or exceeds the after-tax earnings goal of the Company's annual financial plan, determined by dividing the Company's after-tax earnings for the year by the after-tax earnings reflected in the financial plan (the "Percentage of Plan Achieved").
For fiscal 1999, the Percentage of Plan Achieved equaled 103.5% and eligible executive employees earned a bonus equal to 18.75% of their base salary.

    Quarterly Cash Incentives for Mr. Avery. The Compensation Committee believes that the success of restaurant operations is essential to the Company's success, and established a separate quarterly incentive program for Mr. Avery. In 1999, Mr. Avery was eligible to receive a quarterly bonus based upon the Company meeting its operational plan. If the operational plan for a specific quarter was met, Mr. Avery was entitled to earn a bonus of $150,000 for that calendar quarter, subject to a 1% adjustment for each 1% above or below the operational plan. In 1999, Mr. Avery earned quarterly bonuses aggregating $616,256 under this plan.

  Long-Term Stock Incentives. The Company's Amended and Restated Stock Option
Plan (the "Stock Option Plan") provides for the issuance of "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code, and nonqualified stock options, for federal income tax purposes, to officers and other employees of the Company. The Stock Option Plan was originally adopted by the Board and stockholders in 1992. Grants to executives under the Company's Stock Option Plan are designed to align a portion of the executive compensation package with the long-term interests of the Company's stockholders by providing an incentive that focuses attention on managing the Company from the perspective of an owner with an equity stake in the business.

  Grants of stock options generally are limited to officers (other than Messrs. Sullivan, Basham, and Gannon), managing partners of Company restaurants, and other key employees and managers of the Company or its subsidiaries who are in a position to contribute substantially to the growth and success of the Company and its subsidiaries. Stock options are designed to reward exceptional performance with a long-term benefit, facilitate stock ownership, and deter recruitment of key Company personnel by competitors and others. In evaluating annual compensation of executive officers (other than Messrs. Sullivan, Basham, and Gannon), the Compensation Committee takes into consideration stock options as a percentage of total compensation, consistent with its philosophy that stock incentives more closely align the interests of Company managers with the long-term interests of stockholders. In granting stock options to executive officers, the Compensation Committee has considered the number and size of stock options already held by an executive officer when determining the size of stock option awards to be made to the officer in a given fiscal year. The terms of stock options are established by the Compensation Committee.

  Ms. Schneid is the sole named officer of the Company granted stock options in 1999. As of March 2, 2000, the named executive officers appearing in the Summary Compensation Table held stock or the right to acquire stock representing 15.76% of the Company's outstanding Common Stock, assuming all outstanding options exercisable within 60 days of March 2, 2000 held by executive officers are exercised. Neither Mr. Sullivan, Mr. Basham, nor Mr. Gannon, the Company's founders, have been granted options to acquire shares of the Company's Common Stock.

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the
"Code"), prohibits a deduction to any publicly held corporation for compensation paid to a "covered employee" in excess of $1 million per year
(the "Dollar Limitation"). A covered employee is any employee who appears in the Summary Compensation Table who is also employed by the Company on the last day of the Company's calendar year. The Company generally structures its compensation programs to avoid limitation on deductibility of compensation paid to covered employees. However, in 1999, one covered employee exercised expiring stock options which may result in $3.6 million of compensation that may not be deductible by the Company. The Compensation Committee may consider alternatives to its existing compensation programs in the future with respect to qualifying executive compensation for deductibility.

  Conclusion. As described above, the Company's executive compensation program is designed to provide a link between total compensation and the Company's performance and long-term stock price appreciation consistent with the compensation philosophies set forth above. This program has been established since the Company's inception, and has been a significant factor in the Company's growth and profitability and the resulting gains achieved by the Company's stockholders.

                          Compensation Committee

                            Charles H. Bridges
                              Edward L. Flom
                         Lee Roy Selmon, Chairman

               Compensation Committee Interlocks and Insider Participation

  The Compensation Committee consists of Charles H. Bridges, Lee Roy Selmon, and Edward L. Flom, none of whom is or was an officer or employee of the Company or any of its subsidiaries. Mr. Selmon serves as Chairman of the Compensation Committee.

                           Directors' Compensation

  Directors of the Company who are not employees of the Company receive fees of $15,000 per year, $1,000 per Board meeting attended, and $500 per committee meeting attended, plus the expenses of attending meetings. In July 1997, the Board adopted the Outback Steakhouse, Inc. Directors' Deferred Compensation and Stock Plan ("Stock Plan"). Under the terms of the Stock Plan, directors who are not employees of the Company are required to receive 50% of their total fees in Common Stock of the Company and may choose to receive the remaining 50% in cash and/or shares of Common Stock in the Company. The receipt of any portion in shares of Common Stock of the Company may be deferred for a period of time, as determined by each director. In 1999, Messrs. Brabson, Carey and Wilt each received $10,000 in cash and $10,000 in Common Stock; Messrs. Bridges and Selmon received $10,250 in cash and $10,250 in Common Stock; and Mr. Flom and Mrs. Fields-Rose each elected to receive their fees, in the respective amounts of $20,500 and $20,000, all in Common
Stock. All of the fees taken in the form of Common Stock have been deferred.

  Generally, upon election to the Board, each director who is not an executive officer is granted a one-time stock option to acquire 45,000 shares of Common Stock. The exercise price for such shares is equal to the closing sale price of the Common Stock as reported on the Nasdaq National Market
System on the date of grant. Options granted to directors generally are granted upon the same terms and conditions as options granted to executive officers and key employees.


           EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                 AND CHANGE-IN-CONTROL ARRANGEMENTS

  In October 1995, the Company entered into an extension of the term of the Employment Agreement with Mr. Avery, extending the term of his employment for an additional five-year period. The Employment Agreement restricts the ability of Mr. Avery to compete with the Company for a period of two years following termination of his employment.

  Effective February 29, 1996, the Company and each of Chris T. Sullivan,
Robert D. Basham, and J. Timothy Gannon, all of whom are executive officers, directors, and founders of the Company (individually, an "Executive"), entered into Stock Redemption Agreements (each an "Agreement"). Under the terms of each Agreement, following the Executive's death the Personal Representative of the Executive will have the right to require the Company to purchase up to $30 million worth of Common Stock beneficially owned by the Executive at the date of death, for a per share price equal to the mean (rounded to the nearest one-tenth of one cent) of the last sale price of the Company's Common Stock as quoted on the Nasdaq National Market System or the principal exchange on which the Company's Common Stock is then traded for 30 consecutive trading days ending on the business day before the Executive's death. In the event, however, that the Executive's death results (i) from an illness that was diagnosed or an accident that occurred within one year of the Executive's death, and (ii) the
      accident or illness was publicly disclosed, then the per share purchase price will be equal to the mean (rounded to the nearest one-tenth of one cent) of the last sale price of the Company's Common Stock as quoted on the Nasdaq National Market System or the principal exchange on which the Company's Common Stock is then traded for 30 consecutive trading days ending on the business day before the date of public disclosure of the accident or illness. The maximum dollar amount of Common Stock that the Company is obligated to purchase from the estate of the Executive is $30,000,000. The Company's obligation to purchase Common Stock beneficially owned by a deceased Executive is funded by an insurance policy on the life of the Executive owned by the Company providing a death benefit of $30,000,000.
The Agreements will remain in place for so long as the Board of Directors deems appropriate.

  The Company entered into Split Dollar Agreement and Limited Collateral
Assignments as of November 7, 1999 with the respective trusts established by Messrs. Sullivan, Basham, Gannon, Merritt and Avery ("Policy Employees"), pursuant to which the Company pays the premium costs of life insurance policies that pay a death benefit of not less than $5 million to one or more members of the Policy Employee's family upon the death of a Policy Employees.
Under the agreements, the Company pays that portion of each annual policy premium that, in general terms, is equal to the annual increase in the cash value of the policy. The Company may cause the agreements to be terminated and the policies to be surrendered at any time upon 30 days' prior notice. Upon surrender of the policy or payment of the death benefit under the policy, the Company is entitled to repayment of an amount equal to the cumulative premiums previously paid by the Company, with all remaining payments to be made to the respective trusts. The Company continues to pay the premium on a related "key man" policy of which the Company is the sole beneficiary and which is designed to work in conjunction with the agreements to insure the repayment to the Company of the aggregate amount of the premiums paid by the Company. See footnote (2) to the "Summary Compensation Table" above for further information on premium payments made by the Company under these policies.

  As of March 2, 2000, Messrs. Sullivan, Basham, and Gannon beneficially owned an aggregate of 11,809,312 shares of the Company's Common Stock with a value of approximately $299,661,292 based on the closing sale price of the Company's Common Stock on that date as quoted on the Nasdaq National Market
System.


          SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The Company believes that during the fiscal year 1999, all filings with the Securities and Exchange Commission of its officers, directors and 10% stockholders complied with requirements for reporting ownership and changes in ownership of the Company's Common Stock pursuant to Section 16(a) of the Securities Exchange Act of 1934, except that Robert S. Merritt filed one Form
4 with respect to exercising stock options after the applicable date.

                              PERFORMANCE GRAPH

  The following line graph compares the Company's cumulative total stockholder return with the cumulative total stockholder return of the Dow
Jones Equity Market Index, the Dow Jones Entertainment and Leisure Index, and the Dow Jones Restaurants Index for the last five full fiscal years of the Company ended December 31, 1999:


[Note: A line graph appears here depicting the data in the following table.]


                                   1994  1995    1996    1997    1998     1999
OUTBACK STEAKHOUSE INC.            100   152.66  113.83  122.34  169.68   165.56
DOW JONES EQUITY MARKET            100   138.37  170.84  227.18  291.64   351.05
DOW JONES ENTERTAINMENT & LEISURE  100   132.34  145.08  177.44  234.48   255.30
DOW JONES RESTAURANTS              100   142.98  145.60  150.62  227.71   223.61


              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In 1999, OSF paid to Tampa Bay Devil Rays, Ltd., the owners of the Tampa
Bay Devil Rays National League Baseball Franchise, the aggregate amount of
$360,500 to lease four signs for advertising pursuant to a contract entered into on September 9, 1996 that extends through 2002. The amounts to be paid to Tampa Bay Devil Rays, Ltd., under the contract for future years is: $371,315 for 2000, $382,454 for 2001, and $393,928 for 2002.

        On February 20, 1995, OSF entered into a Private Suite License Agreement with Tampa Bay Devil Rays, Ltd., for a private suite at Tropicana Field located in St. Petersburg, Florida, commencing on March 31, 1998, and ending on December 31, 2007. The license fee is $100,000 per year.

  Mr. Sullivan, through his corporation Out of the Park, Inc., and Mr. Basham, through his corporation Touch 'Em All, Inc., each own a percentage of Tampa Bay Devil Rays, Ltd., as general partners. Messrs. Sullivan and
Basham own all of the outstanding common stock of their respective corporations and serve as their only directors and officers.

  On July 19, 1999, the Company purchased an 18% membership interest in Louisville Motor Speedway Associates, LLC ("LMS") from Multi-Venture Partners,
Ltd. ("MVP").  Messrs. Sullivan, Basham and Gannon are the sole members of SBG
Investments, LLC, the sole general partner of MVP, and also the only limited partners of MVP. The purchase price paid by the Company to MVP for the 18% membership interest was $592,000. The Board established the purchase price based upon the initial cost of $592,000 to MVP in March 1998 for the 18% membership interest in LMS and an appraisal opinion from Deloitte & Touche
LLP.

                  SELECTION OF INDEPENDENT AUDITORS

  At the meeting of the Board of the Company held on January 27, 1999, the Board selected PricewaterhouseCoopers LLP to serve as the independent auditors for the Company and its subsidiaries for the year ended December 31, 1999.
Representatives of PricewaterhouseCoopers LLP are expected to be present at the stockholders' meeting with the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from stockholders.


                       STOCKHOLDER PROPOSALS

  Any stockholder who intends to present a proposal at the 2000 Annual
Meeting of Stockholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than November 26, 2000.
The Company will not be required to include in its proxy statement or form of proxy a stockholder proposal that is received after that date or that otherwise fails to meet requirements for stockholder proposals established by regulations of the SEC.


                          OTHER MATTERS

  The solicitation of proxies is made by the Board on behalf of the Company.
The cost of the solicitation will be borne by the Company, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. In addition to solicitation by mail, proxies may be solicited by internet, telephone, telegraph or personally. Proxies may be solicited by directors, officers and employees of the Company without additional compensation.

        If the enclosed proxy is executed and returned, the shares represented by the proxy will be voted in accordance with any specifications made by the stockholder. In the absence of any such specification, they will be voted to elect the four directors as set forth under "Election of Directors" above and FOR Proposal ONE. Pursuant to applicable law, broker nonvotes and abstaining votes will not be counted in favor of or against the election of any nominee for director or any proposal presented at the meeting.

  Your presence at the meeting will not operate to revoke your proxy. You may revoke your proxy at any time if it has not been exercised by giving written notice to the Company.

  If any other matters shall come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board does not know of any other matters that will be presented for action at the meeting.

                                 By Order of the Board of Directors




March 28, 2000                   JOSEPH J. KADOW
                                 Secretary